FIRST AMENDMENT TO THE
                              SOUTHERN ENERGY, INC.
                          BARGAINING UNIT SAVINGS PLAN


         THIS FIRST AMENDMENT TO THE SOUTHERN ENERGY, INC. BARGAINING UNIT SAVINGS PLAN (the "Plan"), is made and entered into by the Board of Directors of Southern Energy Resources, Inc. (formerly, Southern Energy, Inc.)(the "Board").


                               W I T N E S S E T H

         WHEREAS, Southern Energy, Inc. ("Company") sponsors the Plan which was effective January 1, 1998; and

         WHEREAS, Section 15.1 of the Plan permits the Board to amend the Plan from time to time; and

         WHEREAS, the Board desires to amend the Plan to change the name of the Plan and the Plan Sponsor to reflect the current corporate name of the Company; and

         WHEREAS, Southern Energy New England, L.L.C. has acquired certain assets of the Commonwealth Electric Company; and

         WHEREAS, immediately following the acquisition of Commonwealth Electric Company, certain collective bargaining unit members of Local No. 392 of the Utility Workers' Union of America and Local No. 480 of the Utility Workers' Union of America (collectively, "Utility Workers' Union of America") who were previously employed by the Commonwealth Electric Company will be employed by Southern Energy Resources Inc. ("Acquired New England Employees"); and

WHEREAS, the Board desires to amend the Plan to allow the Acquired New England Employees to participate in the Plan effective January 1, 1999, and to provide them with benefits substantially equivalent to those provided under the respective collective bargaining agreements;

         NOW, THEREFORE, the Plan is hereby amended as follows:


                                       1.

         Effective as of January 2, 1998, the Plan is hereby amended by substituting the name "Southern Energy Resources, Inc." for "Southern Energy, Inc." everywhere such name appears, whether in reference to the name of the Plan or the name of the Company.

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                                       2.

          Effective January 1, 1999, the attached Schedule B is hereby added to the Plan to reflect provisions applicable to the following bargaining units:
(i) Local No. 392 of the Utility Workers' Union of America and (ii) Local No. 480 of the Utility Workers' Union of America.

                                       3.

         All parts of the Plan not inconsistent herewith are hereby ratified and affirmed.


         IN WITNESS WHEREOF, the Board has caused this amendment to be executed this 31 day of December 31, 1998.




                                 SOUTHERN ENERGY RESOURCES, INC.
                                /s/Vance Booker
                                Vance Booker


                                 By:Vice President, Administration

                                 Title:Vice President, Administration
                                       of Southern Energy Resources,Inc.


(CORPORATE SEAL)


ATTEST:


By:  _________________________________________________________


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                                   SCHEDULE B

                              NEW ENGLAND EMPLOYEES



         Notwithstanding any provisions of the Plan to the contrary, the provisions of this Schedule B shall apply to members of Local No. 392 or Local No. 480 of the Utility Workers' Union of America who (i) were employed by the Commonwealth Electric Company immediately preceding, and hired by the Company immediately following, the acquisition of certain of the assets of Commonwealth Electric Company or (ii) are hired by the Company after the acquisition at the locations that were formerly owned by Commonwealth Electric Company (collectively, the "New England Employees").


B.1 Hours of Service: For all purposes under the Plan, Hours of Service shall include all hours of service credited under the Employee Savings Plan of Commonwealth Energy System and Subsidiary Companies (the "CES Plan") to any New England Employee as of December 31, 1998.

B.2 Years of Service: For all purposes under the Plan, Years of Service shall include all years of service credited under the CES Plan to any New England Employee as of December 31, 1998.

B.3      Eligible Employees:

          o Each New England Employee who was a participant in the CES Plan on December 30, 1998, shall be eligible to participate n the Plan as of January 1, 1999.

          o Each other New England Employee, except one who is classified (in the sole discretion of the Company, pursuant to its normal practices) as a "Temporary Employee," shall be eligible to participate in the Plan as soon as administratively feasible following the date he completes his initial Hour of Service. Any New England Employee who is classified as a "Temporary Employee" shall be eligible to become a Participant in the Plan as soon as administratively feasible following his completion of one Year of Service.

B.4.     Section 4.1:  Rate of Elective Employer Contributions

         *  1% to 16% of Compensation

B.5.     Section 4.6:  Rate of Voluntary Participant Contributions:

         *  1% to 16% of Compensation
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B.6.     Section 5.1:  Rate of Employer Matching Contributions:

          o New England Employees are eligible to receive an Employer Matching Contribution commencing as soon as administratively feasible following the date in which they complete one Year of Service.

          o The rate of Employer Matching Contributions shall equal 100% of each such Participant's Elective Employer Contributions and Voluntary Participant Contributions during each payroll period, but such Employer Matching Contributions shall not exceed 4% of the Participant's Compensation for such payroll period.

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